Calculation of Filing Fee Tables
S-8
ACUITY INC. (DE)
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	500,000	$ 298.43	$ 149,215,000.00	0.000087	$ 12,981.70
Total Offering Amounts:						$ 149,215,000.00		$ 12,981.70
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 12,981.70
Offering Note
[1]	Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, in addition to the number of shares shown under Amount Registered, which represents 500,000 shares of common stock of Acuity Inc. (the "Registrant") issuable under the Amended and Restated Acuity Inc. 2012 Omnibus Stock Incentive Compensation Plan (the "Plan"), this Registration Statement shall also cover any additional shares of common stock of the Registrant that become issuable under the Plan in accordance with the adjustment and anti-dilution provisions of the Plan. The Proposed Maximum Offering Price Per Share and the Maximum Aggregate Offering Price are estimated in accordance with Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee based on a per share price of $298.43, the average of the high and low price per share of the Registrant's common stock as reported on the New York Stock Exchange on October 15, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources